EXHIBIT 23(b)




INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of Chartwell Re Corporation on Form S-8 of our reports dated February 2, 1996 and September 16, 1996, appearing in the Annual Report on Form 10-K of Chartwell Re Corporation for the year ended December 31, 1995 and in the Annual Report on Form 11-K of Chartwell Re Corporation 401(k) Profit Sharing Plan for the year ended December 31, 1995, respectively. We also consent to the reference to us under the heading "Item 5. Interests of Named Experts and Counsel" appearing in this Registration Statement.



DELOITTE & TOUCHE LLP

Parsippany, New Jersey
December 10, 1996